Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is Atlas Growth Partners, L.P..

•	Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the city of Wilmington. Zip code 19801. The name of the Registered Agent at such address is The Corporation Trust Company.

•	Third: The name and mailing address of each general partner is as follows:

Atlas Growth Partners GP, LLC

Park Place Corporate Center One

1000 Commerce Drive

4th Floor

Pittsburgh, PA 15275

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 11th day of February, A.D. 2013.

By:	Atlas Growth Partners GP, LLC
General Partner

Name:	Rosemary Morice
Authorized Person